Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 5th day of November, 2010 (the “Effective Date”) by and between PRIMUS THERAPEUTICS, INC., a Delaware corporation with offices at 23 Orchard Road, Suite 105, Skillman, NJ 08588 (the “Company”), and MARK I. MASSAD, with an address at 8 Dorchester Court, Princeton, NJ 08542 (the “Executive” and, together with the Company, collectively the “Parties” and each a “Party”).

W I T N E S S E T H:

WHEREAS the Company desires to employ the Executive as its Treasurer and Chief Financial Officer, and the Executive is willing to accept such employment, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment; Duties; Term

a. Employment. The Company hereby employs the Executive, and the Executive hereby agrees to serve, as the Company’s Treasurer and Chief Financial Officer, on the terms and conditions hereinafter set forth. The Executive shall report to the President & Chief Executive Officer of the Company.

b. Term. The Executive’s employment under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue until terminated as provided in this Agreement.

c. Duties of Employment. The Executive shall perform such duties as are generally consistent with his position as Treasurer and Chief Financial Officer, and as the Company may from time to time reasonably require. Without limiting the generality of the foregoing, The Executive shall have responsibility for supervising the Company’s financial, accounting and tax functions, the development and maintenance of a system of internal controls on financial reporting, and liaison (together with the Chairman of the Company’s Audit Committee) with the Company’s external accountants. The Executive shall also serve as the Company’s Principal Accounting Officer.

d. Best Efforts. The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. The Executive shall not during the Term undertake or engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, if and to the extent such other business activity interferes, or could reasonably be expected to interfere, with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that could adversely affect, or negatively reflect upon, the Company.

e. Place of Performance. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in Skillman, NJ, or at such other place as the Company may from time to time reasonably designate. The Executive shall undertake such travel as may be reasonably necessary to perform his duties hereunder and promote and sustain the business interests of the Company.

f. Code of Ethics; Insider Trading Policy. The Executive shall familiarize himself and at times comply with the Company’s rules of conduct as from time to time in effect, including without limitation, the Primus Therapeutics, Inc. Code of Ethics and Insider Trading Policy.

2. Compensation.

As compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

a. Base Salary. Prior to the completion an initial public offering of the Company’s common stock (the “Offering”), the Company shall pay the Executive a base salary of One Dollar ($1.00) per year. Promptly following the completion of an Offering, the Compensation Committee of the Board of Directors of the Company shall determine a revised base salary for the Executive (which shall be deemed effective as of the date of completion of the Offering), which shall be commensurate with current market standards. The Executive’s base salary shall thereafter be reviewed annually by the Compensation Committee.

b. Bonus. Subject to the completion of a public offering, and provided that the Company is operating profitably, the Board, upon recommendation of the Compensation Commitee, may, in its sole discretion, grant the Executive an annual bonus. Such bonus shall take into account the Board’s evaluation of the Executive’s attainment of individual and corporate goals, and the recommendations of the President & Chief Executive Officer of the Company.

c. Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

d. Other Benefits. The Executive shall be entitled to participate in any corporate benefit or other plan (including, without limitation, medical and dental insurance, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, long term disability plans, life insurance and other so-called “fringe” benefits) as the Company may make available to its senior executives from time to time.

e. Vacation. The Executive shall be entitled to twenty (20) paid vacation days per annum, not more than ten (10) of which shall be taken in succession, in addition to public holidays observed by the Company. Commencing with the calendar year ending December 31, 2011, the Executive shall forfeit any annual vacation days not utilized with fifteen (15) months following the start of such calendar year.

f. Withholding. The Company shall withhold all applicable federal, state and local taxes, social security charges and such other amounts as may be required by law from all amounts payable to the Executive under this Section 2.

3. Confidential Information.

a. Definition. For purposes of this Agreement, “Confidential Information” means all proprietary business information of any kind whatsoever, whether written, oral, in electronic format, and whether gathered by inspection or observation, disclosed prior to or after the date of this Agreement, of or relating to the Company (or of or relating to any third party as to which the Company has any obligation of confidentiality or non-disclosure), including without limitation the following: (i) business plans, projections and production schedules; (ii) financial statements and projections or forecasts of financial results; (iii) product specifications, formulae, know-how and processing instructions; (iv) computer programs; (v) names and addresses of vendors, and raw material and logistics costs; (vi) customer or other mailing lists, purchasing history and other customer-related records; (vii) tax information; (viii) personnel data and training manuals; (ix) corporate documents and contracts; (x) correspondence (including e-mail communications); and (xi) any copies, summaries or annotation of any of the foregoing; provided, however, that the term “Confidential Information” shall not include any information: (A) that the Executive can document was lawfully in his possession prior to any disclosure thereof by the Company; (B) is obtained on a non-confidential basis from a source other than the Company, but only if such source has a lawful right to disclose such Confidential Material; or (C) is or becomes in the public domain.

b. Executive’s Obligations. The Executive recognizes and acknowledges that in the course of his duties he is likely to receive Confidential Information and that such Confidential Information represents a valuable asset of the Company. The Executive therefore covenants and agrees, during and after the Term, to keep confidential any and all Confidential Information and not disclose or make accessible to any other person, or use for any purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential Information The Executive agrees to return immediately to the Company all Confidential Information in his possession upon request and in any event immediately upon termination of employment.

c. Required Disclosure. In the event Executive is ordered by any court or governmental agency to disclose any Confidential Information, the Executive shall inform Primus as soon as is practical (unless prohibited by law from so doing) in order that Primus may seek a protective order or other relief. Executive shall disclose only such of the Confidential Information as is legally required.

d. Remedies. The Executive stipulates and agrees that money damages would not be an adequate remedy for any breach of this Section 3 and that the Company shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach or threatened breach of this Section 3, in addition to any other remedies at law or in equity.

e. Survival. The provisions of this Section 3 shall survive any termination of this Agreement indefinitely.

4. Termination.

a. Notice. Either Party may terminate this Agreement upon thirty (30) days written notice to the other, such thirtieth (30th) day being herafter referred to as the “Termination Date”.

b. Payment Upon Termination. Upon termination of this Agreement the Company shall pay or, as the case may be, reimburse to the Executive: (i) the Executive’s base salary, calculated through and including the Termination Date; (ii) compensation for any unused vacation or other paid time off, calculated based upon the Executive’s base salary then in effect; and (iii) any business expenses incurred prior to the Termination Date and not previously reimbursed, provided that the Executive shall submit claims for unreimbursed expenses not later than thirty (30) days following the Termination Date.

5. Indemnification.

The Company shall defend and indemnify the Executive in his capacity as Treasurer and Chief Financial Officer of the Company to the fullest extent permitted under to the Delaware General Corporation Law and in accordance with the Company’s Bylaws, as from time to time in effect, and in accordance with any separate contractual indemnification arrangements between the Company and the Executive. The Company shall also establish and maintain in effect a policy for indemnifying its officers and directors, including but not limited to the Executive, for all lawful actions taken in good faith pursuit of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

6. Miscellaneous.

a. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, as applicable to contracts performed wholly within the state.

b. Jurisdiction. Any dispute arising hereunder shall be subject to the non-exclusive jurisdiction of the courts of New Jersey and United States District Court for the District of New Jersey sitting in Mercer County.

c. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

d. Assignment. The Executive may not assign any right, or delegate any obligation, arising under this Agreement. The Company may assign its rights and/or delegate its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

e. Amendment, Waiver. This Agreement may be not be amended, or any provision hereof or right hereunder waived, other than by a written instrument signed by both Parties or, in the case of waiver, by the Party charged. The failure of either Party to insist upon the strict performance of any covenant or agreement to be performed by the other Party hereunder shall not be construed as a waiver of future compliance with that or any other covenant or agreement, and such covenant or agreement shall remain in full force and effect.

f. Notice. All notices given hereunder shall be in writing and shall be delivered personally, by overnight courier service or registered or certified mail, delivery charges prepaid and return receipt requested, addressed to the recipient Party at the address set forth on the first page of this Agreement (or such other address as the Party in question shall by prior written notice have designated), and shall be deemed given when actually received.

g. Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

h. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be deemed effective as of the Effective Date set forth above.

PRIMUS THERAPEUTICS, INC.

By:     /s/ Dennis M. O’Donnell
           Dennis M. O’Donnell
           President & Chief Executive Officer

MARK I. MASSAD

By:      /s/ Mark I. Massad